PRESS RELEASE

LAS VEGAS, NEVADA, November 9, 2012 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the third quarter ended September 30, 2012.

Net revenue was $85.8 million for the third quarter ended September 30, 2012 compared to $87.0 million for the third quarter of 2011. ACEP reported a third quarter Net loss of $3.3 million for 2012 as compared to $4.2 million in the third quarter of 2011. Adjusted EBITDA decreased 5.5% to $15.6 million for the third quarter of 2012 compared to $16.5 million for the third quarter of 2011. Adjusted EBITDA Margin fell to 18.2% compared to 19.0% in 2011.

The Stratosphere – Stratosphere’s net revenue decreased 1.7% during the third quarter of 2012 due primarily to a 4.3% decrease in hotel revenue. Casino revenue decreased 0.4% due primarily to lower slot coin-in. Hotel revenues declined 4.3% due to lower occupancy and average daily room rates. Despite a 12.0% decrease in guest admissions, Tower revenues increased 0.3% due to a 14.0% increase in average revenue per guest admission.

Arizona Charlie’s –The Arizona Charlie’s net revenue decreased 4.4% during the third quarter of 2012. Casino revenues declined 4.3% due to lower slot coin-in and table drop. Slot coin-in and table drop declined 5.2% and 15.4%, respectively. Hotel revenues declined 5.2% due to lower average daily room rates. Food and Beverage revenues declined 3.6% due to lower covers.

The Aquarius – Aquarius’ net revenues increased 2.2% during the third quarter of 2012. The revenue increase was due primarily to increases in slot coin-in, table hold percentage and higher hotel occupancy and average daily room rates.

Financial Statistics as of September 30, 2012:
Cash	$ 74.8 million
Book value of Debt, including capital leases, net of unamortized discount	$ 329.6 million
Capital expenditures	$ 13.9 million

Conference Call Information:

We will hold our third quarter 2012 earnings conference call, Tuesday, November 13, 2012 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-596-2569 (US/Canada toll-free). The pass code is 6053647. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Numbers may vary due to rounding.

	Three months endedSeptember 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.4	$49.2	$152.6	$153.2
Hotel	17.0	17.2	50.4	49.3
Food and beverage	17.2	17.5	51.3	51.8
Tower, retail, entertainment and other	9.4	9.3	25.4	25.1
Gross revenues	92.0	93.2	279.7	279.4
Less promotional allowances	6.2	6.2	19.0	18.3
Net revenues	85.8	87.0	260.7	261.1

Costs and expenses:
Casino	16.1	16.4	49.2	49.9
Hotel	9.1	9.1	26.5	26.4
Food and beverage	13.2	13.1	38.9	38.7
Other operating expenses	3.0	3.0	8.7	9.2
Selling, general and administrative	29.1	29.1	86.6	84.6
Pre-opening costs	-	-	-	-
Depreciation and amortization	8.1	9.4	25.0	30.1
Total costs and expenses	78.6	80.1	234.9	238.9
Income from operations	$7.2	$6.9	$25.8	$22.2

EBITDA Reconciliation:
Net loss	$(3.3)	$(4.2)	$(7.5)	$(13.2)
Interest income	-	-	-	-
Interest expense	10.5	11.0	32.2	34.0
Depreciation and amortization	8.1	9.4	25.0	30.1
EBITDA	$15.3	$16.2	$49.7	$50.9

Numbers may vary due to rounding.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net loss	$(3.3)	$(4.2)	$(7.5)	$(13.2)
Interest income	-	-	-	-
Interest expense	10.5	11.0	32.2	34.0
Depreciation and amortization	8.1	9.4	25.0	30.1
Loss on disposal of assets	-	-	-	-
Pre-opening costs	-	-	-	-
Management fee - related party	0.3	0.3	0.8	0.8
Loss on debt redemption	-	-	1.1	1.4
Adjusted EBITDA	$15.6	$16.5	$51.6	$53.1
Adjusted EBITDA Margin	18.2%	19.0%	19.8%	20.3%

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)

WPU - Slot
Stratosphere	108.84	102.89	107.89	99.50
Decatur	105.56	111.64	113.47	122.97
Boulder	68.22	67.93	74.70	75.66
Aquarius	123.20	120.93	134.63	129.76
ACEP Consolidated	103.75	102.80	110.01	109.27

WPU - Tables
Stratosphere	854.04	703.61	851.58	676.19
Decatur	543.48	634.06	577.86	552.49
Boulder	326.09	385.73	401.46	368.32
Aquarius	544.88	508.33	519.08	510.13
ACEP Consolidated	650.67	586.51	651.42	574.26

ADR
Stratosphere	48.99	50.31	50.83	49.80
Decatur	39.80	43.29	43.55	45.38
Boulder	36.24	37.66	39.76	42.86
Aquarius	51.96	51.42	49.68	48.74
ACEP Consolidated	48.96	49.81	49.69	49.00

Hotel Occupancy %
Stratosphere	90.1	91.2	88.0	89.1
Decatur	61.9	62.8	64.1	63.1
Boulder	45.9	44.7	47.2	47.4
Aquarius	55.5	51.9	52.8	48.2
ACEP Consolidated	72.4	71.5	70.5	69.2

Net Revenue
Stratosphere	40.4	41.1	118.9	118.8
Decatur	14.0	14.8	44.9	47.1
Boulder	7.5	7.7	24.3	25.5
Aquarius	23.6	23.1	72.1	69.2
Corporate	0.3	0.3	0.5	0.5
ACEP Consolidated	85.8	87.0	260.7	261.1

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777